As filed with the U.S. Securities and Exchange Commission on November 9, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Diebold Nixdorf, Incorporated

(Exact name of registrant as specified in its charter)

Delaware	3578	34-0183970
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Diebold Nixdorf, Incorporated

50 Executive Parkway, P.O. Box 2520

Hudson, Ohio 44236

Tel No.: (330) 490-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elizabeth C. Radigan

Executive Vice President, Chief Legal Officer and Corporate Secretary

Diebold Nixdorf, Incorporated

50 Executive Pkwy, P.O. Box 2520

Hudson, Ohio 44236-1605

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Solecki

Bradley C. Brasser

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

(216) 586-3939

Approximate date of commencement of proposed sale to the public:

As soon as practicable following the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☐

		Emerging Growth Company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED NOVEMBER 9, 2023

PRELIMINARY PROSPECTUS

Diebold Nixdorf, Incorporated

This prospectus relates to up to 19,511,852 shares of our common stock, $0.01 par value per share (“Common Stock”), which may be offered for sale by the selling stockholders named in this prospectus or in a supplement hereto.

The selling stockholders acquired all of the Common Stock offered by this prospectus in distributions pursuant to Section 1145 under the U.S. Bankruptcy Code in connection with our plan of reorganization that became effective on August 11, 2023. We are registering the offer and sale of the Common Stock to satisfy registration rights we have granted pursuant to a registration rights agreement dated as of August 11, 2023 (the “Registration Rights Agreement”). We have agreed to bear all of the expenses incurred in connection with the registration of the Common Stock. The selling stockholders will pay or assume brokerage commission and similar charges, if any, incurred in the sale of the Common Stock.

We are not selling any Common Stock under this prospectus and will not receive any proceeds from the sale of the Common Stock by the selling stockholders. The Common Stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker dealers or agents. The selling stockholders will determine at what price they may sell the Common Stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution.” For a list of the selling stockholders, see the section entitled “Principal and Selling Stockholders.”

Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “DBD.” On November 8, 2023, the last reported sales price of our Common Stock on the NYSE was $19.49.

Investing in the Common Stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus for some risks regarding an investment in the Common Stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 20        .

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference in this prospectus is correct as of any time after its date. Information contained on our website, or any other website operated by us, is not part of this prospectus.

For investors outside the United States: we have not, and the selling stockholders have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the Common Stock and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risk and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements.”

EXPLANATORY NOTE

On June 1, 2023, Diebold Nixdorf, Incorporated (the “Company”) and certain of its U.S. and Canadian subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the U.S. Bankruptcy Court for the Southern District of Texas (the “U.S. Bankruptcy Court”) seeking relief under chapter 11 of title 11 of the U.S. Code (the “U.S. Bankruptcy Code”). The cases were jointly administered under the caption In re: Diebold Holding Company, LLC, et al. (Case No. 23-90602) (the “Chapter 11 Cases”). Additionally, on June 1, 2023, Diebold Nixdorf Dutch Holding B.V. (“Diebold Dutch”) filed a scheme of arrangement relating to certain of the Company’s other subsidiaries (collectively, the “Dutch Scheme Companies”) and commenced voluntary proceedings (the “Dutch Scheme Proceedings”) under the Dutch Act on Confirmation of Extrajudicial Plans (Wet homologatie onderhands akkoord) in the District Court of Amsterdam (the “Dutch Court”). In addition, on June 12, 2023, Diebold Dutch filed a voluntary petition under chapter 15 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court seeking recognition of the Dutch Scheme Proceedings as foreign main proceedings and related relief (the “Chapter 15 Proceedings”).

On July 13, 2023, the U.S. Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Debtors’ Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization (the “U.S. Plan”). On August 2, 2023, the Dutch Court entered an order (the “WHOA Sanction Order”) sanctioning the Netherlands WHOA Plan of Diebold Dutch and the Dutch Scheme Companies (the “WHOA Plan”) in the Dutch Scheme Proceedings. On August 7, 2023, the U.S. Bankruptcy Court entered an order in the Chapter 15 Proceedings recognizing the WHOA Plan and the WHOA Sanction Order. Copies of the Confirmation Order and the U.S. Plan were included as exhibits to the Current Report on Form 8-K filed by the Company with the SEC on July 14, 2023.

On August 11, 2023 (the “Effective Date”), the U.S. Plan and WHOA Plan (together, the “Plans”) became effective in accordance with their terms and the Debtors and Dutch Scheme Companies emerged from the Chapter 11 Cases and the Dutch Scheme Proceedings. Following the filing the notice of the effective date with the U.S. Bankruptcy Court, the Chapter 15 Proceedings were closed.

For more information on the events that occurred and the Common Stock issued in connection with our emergence from the Chapter 11 Cases, the Dutch Scheme Companies and the Chapter 15 Proceedings, see the Current Report on Form 8-K filed by the Company with the SEC on August 11, 2023.

Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Effective Date, as contained in this prospectus or incorporated by reference, reflect the actual historical consolidated results of operations and financial condition of the Company for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby or the application of “fresh start” accounting. Accordingly, such financial information may not be representative of our performance or financial condition after the Effective Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained in this prospectus relates to the Company following the Effective Date.

i

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and are intended to come within the safe harbor protection provided by those sections. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. These forward-looking statements include, but are not limited to, projections, statements regarding the Company’s expected future performance (including expected results of operations), future financial condition, anticipated operating results, strategy plans, future liquidity and financial position. Statements can generally be identified as forward looking because they include words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “will,” “estimates,” “potential,” “target,” “predict,” “project,” “seek,” and variations thereof or “could,” “should” or words of similar meaning. Statements that describe the Company’s future plans, objectives or goals are also forward-looking statements, which reflect the current views of the Company with respect to future events and are subject to assumptions, risks and uncertainties that could cause actual results to differ materially. Although the Company believes that these forward- looking statements are based upon reasonable assumptions regarding, among other things, the economy, its knowledge of its business, and key performance indicators that impact the Company, these forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The factors that may affect the Company’s results include, among others:

•	the Company’s recent emergence from the Chapter 11 Cases and the Dutch Scheme Proceedings, which could adversely affect our business and relationships;

•	the significant variance of our actual financial results from the projections that were filed with the U.S. Bankruptcy Court and Dutch Court;

•

the overall impact of the global supply chain complexities on the Company and its business, including delays in sourcing key components as well as longer transport times, especially for container ships and U.S. trucking, given the Company’s reliance on suppliers, subcontractors and availability of raw materials and other components;

•	the Company’s ability to improve its operating performance and its cash, liquidity and financial position;

•

the Company’s ability to generate sufficient cash or have sufficient access to capital resources to service its debt, which, if unsuccessful or insufficient, could force the Company to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance its indebtedness;

•	the Company’s ability to comply with the covenants contained in the agreements governing its debt;

•	the Company’s ability to successfully convert its backlog into sales, including our ability to overcome supply chain and liquidity challenges;

•

the ultimate impact of the ongoing infectious disease outbreaks and other public health emergencies, including further adverse effects to the Company’s supply chain, maintenance of increased order backlog, and the effects of any COVID-19 related cancellations;

•	the Company’s ability to successfully meet its cost-reduction goals and continue to achieve benefits from its cost-reduction initiatives and other strategic initiatives;

•	the success of the Company’s new products, including its DN Series line and EASY family of retail checkout solutions, and electronic vehicle charging service business;

•	the impact of a cybersecurity breach or operational failure on the Company’s business;

•	the Company’s ability to attract, retain and motivate key employees;

•	the Company’s reliance on suppliers, subcontractors and availability of raw materials and other components;

•

changes in the Company’s intention to further repatriate cash and cash equivalents and short-term investments residing in international tax jurisdictions, which could negatively impact foreign and domestic taxes;

•	the Company’s success in divesting, reorganizing or exiting non-core and/or non-accretive businesses and its ability to successfully manage acquisitions, divestitures, and alliances;

•

the ultimate outcome of the appraisal proceedings initiated in connection with the implementation of the Domination and Profit Loss Transfer Agreement with the former Diebold Nixdorf AG and the merger/squeeze out (both of which were dismissed in the Company’s favor at the lower court level in 2022 and 2023, respectively);

•

the impact of market and economic conditions, including the bankruptcies, restructuring or consolidations of financial institutions, which could reduce the Company’s customer base and/or adversely affect its customers’ ability to make capital expenditures, as well as adversely impact the availability and cost of credit;

•	the impact of competitive pressures, including pricing pressures and technological developments;

•	risks related to our international operations, including geopolitical instability and wars;

•

changes in political, economic or other factors such as currency exchange rates, inflation rates (including the impact of possible currency devaluations in countries experiencing high inflation rates), recessionary or expansive trends, disruption in energy supply, taxes and regulations and laws affecting the worldwide business in each of the Company’s operations;

•	the Company’s ability to maintain effective internal controls;

•	unanticipated litigation, claims or assessments, as well as the outcome/impact of any current/pending litigation, claims or assessments;

•	the effect of changes in law and regulations or the manner of enforcement in the U.S. and internationally and the Company’s ability to comply with applicable laws and regulations; and

•

other factors included in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023.

Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act to register with the SEC the Common Stock being offered in this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed with it. For further information about us and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement.

We file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. These documents are available to the public on the Internet on the SEC’s web site located at www.sec.gov. In addition, we make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such material has been filed with, or furnished to, the SEC. We also make available on or through our website, www.diebold.com, our press releases, investor presentations, reports pursuant to Section 16 of the Exchange Act and certain corporate governance documents.

You may obtain copies of these documents from us, without charge, by calling or writing to us at:

Diebold Nixdorf, Incorporated

50 Executive Parkway, P.O. Box 2520

Hudson, OH 44236-1605

(330) 490-4000

Attn: Corporate Secretary.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

In this prospectus, we “incorporate by reference” certain information we have filed with the SEC, which means that important information can be disclosed to you by referring to those documents. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the Registration Statement of which this prospectus forms a part prior to the effectiveness of the Registration Statement and (ii) after the date of this prospectus until the completion or the termination of the Exchange Offer (provided that, unless otherwise indicated in the applicable report, we will not incorporate by reference any filing that is “furnished” or deemed “furnished” to the SEC):

In this prospectus, we are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of those documents that have been “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on March 16, 2023;

•

Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June  30, 2023 and September 30, 2023, as filed with the SEC on May 30, 2023, August 9, 2023 and November 9, 2023, respectively;

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Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on January  5, 2023, January 23, 2023, February  6, 2023, February 9, 2023, March  3, 2023, March 22, 2023, March  27, 2023, April 3, 2023, April  10, 2023, April  24, 2023, May 1, 2023, May  8, 2023, May 22, 2023, May  30, 2023, May 31, 2023, June  1, 2023, June 5, 2023, June  7, 2023, June 16, 2023, July  14, 2023, August 3, 2023, August  11, 2023, August 18, 2023, September 28, 2023 (other than Item 7.01) (as amended on October  20, 2023) and November 9, 2023, in all cases excluding any Items included in such Current Reports which were furnished and not filed; and

•

the description of the Common Stock contained in the Company’s registration statement on Form 8-A filed with the SEC on August 11, 2023, and as amended by any subsequently filed amendments and reports updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the Explanatory Note and documents incorporated by reference which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors” and the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023.

In this prospectus, unless the context requires otherwise, hereafter references to the “Company,” “we,” “our” or “us” refer to Diebold Nixdorf, Incorporated and its direct and indirect subsidiaries, including for the period prior to our emergence from the Chapter 11 Cases, the Dutch Restructuring Proceedings and the Chapter 15 Proceedings.

Except as otherwise indicated, all amounts are expressed in U.S. dollars and references to “dollars” and “$” are to U.S. dollars. All historical financial statements contained in this report are prepared in accordance with accounting principles generally accepted in the United States.

Overview

Diebold Nixdorf automates, digitizes and transforms the way people bank and shop. As a partner to the majority of the world’s top 100 financial institutions and top 25 global retailers, our integrated solutions connect digital and physical channels conveniently, securely and efficiently for millions of consumers each day. We have a presence in more than 100 countries with approximately 21,000 employees worldwide.

Our operating structure is focused on its two customer segments—Banking and Retail. Leveraging a broad portfolio of solutions, we offer customers the flexibility to purchase combinations of services, software and products that drive the most value to their business.

Our Corporate Information

Our registered and principal executive offices are located at 50 Executive Parkway, P.O. Box 2520, Hudson, Ohio 44236, and our telephone number at that location is +1 (330) 490-4000. Our Common Stock is listed on the NYSE under the symbol “DBD.” Our Internet website address is www.dieboldnixdorf.com. Information on our website is not a part of, or incorporated by reference in, this prospectus.

The Offering

Issuer	Diebold Nixdorf, Incorporated

Common Stock to be offered by the selling stockholders	19,511,852 shares of Common Stock(1)

Common Stock to be outstanding immediately after this offering	37,566,668 shares of Common Stock(2)

Use of proceeds	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

Risk factors

Investing in our Common Stock involves substantial risk. For a discussion of risks relating to us, our business and an investment in our Common Stock, see the section titled “Risk Factors” on page 3 of this prospectus and the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, and all other information set forth in this prospectus before investing in our Common Stock.

Listing	Our Common Stock is traded on the NYSE under the symbol “DBD.”

(1)

The Common Stock registered pursuant to the Registration Statement of which this prospectus is a part is not required to be sold, and such registration does not necessarily indicate that the stockholder intends to sell such Common Stock.

(2)	Does not include 2,397,872 shares of Common Stock that may be granted under the Diebold Nixdorf, Incorporated 2023 Equity and Incentive Plan.

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023. The risks described in any document incorporated by reference are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If that occurs, the prices of our Common Stock could decline materially and you could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

We are filing the Registration Statement of which this prospectus forms a part to permit holders of the Common Stock, as described in the section entitled “Principal and Selling Stockholders,” to resell such Common Stock. We will not receive any proceeds from the sale the Common Stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the Common Stock offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.

MARKET FOR THE COMMON STOCK

Our Common Stock is listed on the NYSE under the symbol “DBD” and has been trading since August 14, 2023. No established public trading market existed for our Common Stock prior to August 14, 2023. The closing prices of our Common Stock on the NYSE on November 8, 2023 was $19.49. As of November 6, 2023, we had 37,566,668 shares of our Common Stock outstanding. As of November 6, 2023, all of our Common Stock was held of record by Cede & Co., a nominee for Depository Trust Company.

Pursuant to the Registration Statement of which this prospectus forms a part, 19,511,852 shares of Common Stock will be registered under the Securities Act for sale by the selling stockholders.

DIVIDEND POLICY

It is uncertain whether or when we will pay cash dividends or other distributions with respect to our Common Stock. Our senior secured term loan facility limits our ability to pay cash dividends and repurchase shares. In addition, restrictive covenants in certain other debt instruments to which we may be a party may limit our ability to pay dividends or for us to receive dividends from our operating companies, any of which may negatively impact the trading price of our Common Stock. The declaration and payment of future dividends, as well as the amount thereof, are subject to declaration by our board of directors. The amount and size of any future dividends will depend on our results of operations, financial condition, capital levels, cash requirements, future prospects and other factors.

MANAGEMENT

Board of Directors

Our board of directors (the “Board”) consists of eight directors. Each of the directors of the Board was appointed as contemplated by the Plan and the Restructuring Support Agreement, dated as of May 30, 2023 (the “Restructuring Support Agreement”), among the Company, certain of its subsidiaries and the Initial Consenting Creditors (as defined in the Restructuring Support Agreement), which provided that the Board of the reorganized Company would include at least six (6) independent directors selected by the Specified Required Consenting Creditors (as defined in the Restructuring Support Agreement) in good faith consultation with the Company’s Chief Executive Officer. Each director was determined by the Nomination and Governance Committee of the Board to be qualified to serve on the Board. The term for all of the directors expires at the annual meeting of stockholders to be held in 2024. All directors will be elected annually, commencing at the annual meeting of stockholders to be held in 2024.

The following table sets forth the name, age (as of November 1, 2023) and position of each current director.

Name	Age	Position Held	Has Served as Such Since
Octavio Marquez	55	President and Chief Executive Officer	2022
Patrick J. Byrne	63	Chairman of the Board	2023
Arthur F. Anton	66	Director	2019
Marjorie L. Bowen	58	Director	2023
Matthew J. Espe	65	Director	2023
Mark Gross	60	Director	2023
David H. Naemura	54	Director	2023
Emanuel R. Pearlman	63	Director	2023

Octavio Marquez, 55, is the President and Chief Executive Officer of Diebold Nixdorf, Incorporated and has served in this capacity since March 2022. Mr. Marquez was also elected Chair of the Board of Directors in February 2023. He was previously the Company’s Executive Vice President, Global Banking since November 2020, where he was responsible for leading the Company’s Banking business teams around the world, working directly with customers to help automate, digitize and transform how people bank. Prior to stepping into the Banking role, he served as the Company’s Senior Vice President of the Americas region from 2016-2020 and headed the Latin American region. Mr. Marquez’s leadership successfully repositioned the business, most notably in Brazil and Mexico, to better align with the economic environment and drive growth. Before joining the Company in January 2014, Mr. Marquez served in various roles at other companies, including Dell EMC, Round Rock, Texas (an IT management and cloud computing company) from 2012-2014, Hewlett Packard Enterprise (NYSE: HPE), Spring, Texas (an information technology company) from 2001-2012, Dell EMC Mexico from 1997-2000, and NCR Corporation (NYSE: NCR), Atlanta, Georgia (a software and technology company) from 1995-1997. As President and Chief Executive Officer of our Company, Mr. Marquez’s day-to-day leadership provides him with intimate knowledge of our operations, which inform his leadership of our Board.

Patrick J. Byrne, 63, is senior vice president of operational transformation at General Electric Company (“GE”), a multinational conglomerate. In this role, he is responsible for driving GE’s priorities around safety, quality, delivery and cost, and has served as such since August 2022. From 2019 to 2022, Mr. Byrne served as chief executive officer of GE Digital, a subsidiary of GE, where he led the company’s software businesses focused on digital transformation. Prior to GE, from 2016 to 2019, Mr. Byrne served as Senior Vice President at Fortive Corporation, an industrial technology conglomerate, and from 2014 to 2019 served as President – Tektronix at Danaher Corporation, a globally diversified conglomerate, where he led multiple technology businesses. He has served as a member of the board of directors for multiple publicly traded companies, including currently serving as chairman of Verra Mobility and previously serving as an independent director at Micron Technology.

Arthur F. Anton, 66, served as Chairman of the Board and Chief Executive Officer of the Swagelok Company, Solon, Ohio (a fluid systems technologies company), from 2017 until his retirement on December 31, 2019. Mr. Anton previously served as President and Chief Executive Officer from 2004-2017, President and Chief Operating Officer from 2001-2004, Executive Vice President from 2000-2001, and Chief Financial Officer from 1998-2000 of Swagelok. Prior to joining Swagelok in 1998, Mr. Anton was a Partner of Ernst & Young LLP (a professional services organization). Mr. Anton is currently a director of The Sherwin-Williams Company (NYSE: SHW), Cleveland, Ohio (a paint coatings manufacturer), where he has served since 2006. Mr. Anton also is lead director of Olympic Steel (NASDAQ: ZEUS), Bedford Heights, Ohio (a steel processing and distribution company), where he has served since 2009. In March 2020, Mr. Anton was also appointed as a director of SunCoke Energy (NYSE: SXC), Lisle, Illinois (a raw material processing and handling company serving the steel, coal and power industries), where he has served as non-executive chairman since December 2020. He was also appointed as a director of the Rock & Roll Hall of Fame, Cleveland, Ohio (a rock and roll music museum), in 2018 and is a former director of Forest City Realty Trust, Cleveland, Ohio (a diversified Real Estate Investment Trust), where he served from 2010-2018, and University Hospitals Health System, Cleveland, Ohio (a large academic medical center), where he has served from 2005-2023.

Marjorie L. Bowen, 58, is a former Managing Director of Houlihan Lokey, having served in that capacity from 2000 through 2007 after having originally joined Houlihan Lokey in 1989. During her tenure at Houlihan Lokey, Ms. Bowen advised boards of public companies on transactional, strategic and other shareholder matters, headed the firm’s industry leading fairness opinion practice, and provided leadership as the most senior woman at the firm. Since 2007, Ms. Bowen has served on numerous public and private boards. Ms. Bowen joined the board of CBL Properties (NYSE: CBL) (a property management company specializing in retail centers) in 2021, where she is currently the chair of the audit committee and a member of the nominations/governance committee. She has served on over a dozen boards of numerous private and public companies following a nearly 20-year career in investment banking and has extensive board experiences with companies undergoing transformations. In the course of her work as a director Ms. Bowen has chaired audit and independent, special transaction, and restructuring committees and has been a member of nominating and governance, audit and compensation committees. Her prior board positions in recent years include Bed Bath and Beyond (NYSE: BBBY) (a retail company), Sequential Brands Group, Inc. (NASDAQ: SQBG) (a company that owns, promotes, markets, and licenses a portfolio of consumer brands), CWT (a travel management company), Centric Brands, Inc. (NASDAQ: CTRC) (an apparel and accessories company), V Global Holdings (dba Vertellus Inc., a chemical company), Genesco, Inc. (a retailer and wholesaler of footwear, apparel and accessories, and Navient Corporation (NYSE: NAVI) (a student loan servicer). Ms. Bowen is an active public company director, and former investment banker. Ms. Bowen brings extensive experience as a public company director as well as expertise in corporate, securities, business/operation/division and asset valuation methodologies and resulting consideration of various stakeholder value issues and alternatives in both healthy and restructuring situations.

Matthew J. Espe, 65, serves as a board member and advisor to public companies, private equity firms and non-profit organizations. In January 2017, he was recruited by Sterling Partners, an investment management firm, to lead the transformation of Radial, Inc., an e-commerce company, and oversaw the successful sale of the company, serving as president and chief executive officer until November 2017. He previously served as chief executive officer of Armstrong World Industries, a designer and manufacturer of wall and ceiling building material, from 2010 to 2016, as chairman and chief executive officer, Ricoh Americas, at The Ricoh Company, Ltd., an imaging and electronics company, from 2008 to 2010, as chairman and chief executive officer of IKON Office Solutions, a provider of document management systems, copiers and services, from 2002 to 2008, and held various roles at GE, including president and chief executive officer of GE Lighting, a lightbulb and appliance company, from 1980 to 2002. He has served as an operating partner at Advent International, a private equity firm, from November 2017 to the present, and as an operating partner at SVP Global – United Kingdom, a private equity firm, from October 2018 to the present. In addition, Mr. Espe currently serves as an independent director at WESCO International, Anywhere Real Estate, Inc., and Korn Ferry.

Mark Gross, 60, is an executive with more than 25 years of critical leadership experience, financial expertise and deep insight in leading business transformations. He currently serves as executive chairman of Southeastern Grocers, co-chairman of Northeast Grocery Inc., and as a board member and chairman of the audit committee of Acosta. Mr. Gross served as the founder and president of Surry Investment Advisors, LLC (“Surry”), a food retail consulting firm, from 2006 to January 2016, and rejoined Surry in 2018, where he currently serves as its manager. In addition, Mr. Gross previously served as president and chief executive officer of Supervalu, Inc., a wholesaler and retailer of grocery products, from February 2016 to October 2018 and held several positions, including Co-President, at C&S Wholesale Grocers, Inc., a wholesale grocery supply company, from 1997 to 2006. From November 2020 to December 2022, Mr. Gross served as the chief executive officer of Kernel Group Holdings, a blank check company.

David H. Naemura, 54, is the chief financial officer of Neogen Corporation, an international food safety company, and has served as such since 2022. Prior to that role, he served as chief financial officer of Vontier Corporation, an industrial technology company, from 2020 to 2022, previously served as chief financial officer of Gates Industrial Corporation, a global industrial manufacturing company, from 2015 to 2020 and was a group chief financial officer at Danaher Corporation from 2012 to 2015. He began his career as an auditor at Deloitte & Touche, a professional services firm.

Emanuel R. Pearlman, 63, is the Founder, Chairman and Chief Executive Officer of Liberation Investment Group, an investment management and consulting firm that provides financial consulting, devises capital structures, negotiates IPOs, leads acquisitions and mergers, implements restructurings, and creates other complex financial plans for variety of companies. In March 2023, Mr. Pearlman became a director of MidCap Financial Investment Corporation (NYSE: MFIC) (a public business development corporation), where he has been appointed to the audit committee, nominating and corporate governance committee, and compensation committee. Additionally, since January 2012, Mr. Pearlman has been a director of Network-1 Technologies, Inc. (NYSEAMERICAN: NTIP) (a company specializing in the development, licensing, and protection of its intellectual property assets), where he serves as chairman of the audit committee and a member of the nominating and governance committee. Mr. Pearlman is currently a director of LSC Communications, LLC (the largest producer of books in the United States and a leading manufacturer and distributor of magazines, catalogs and office products), serving as a member of the audit and compensation committees since 2021. From March 2022 through April 2022, Mr. Pearlman served as a director of Redbox Entertainment, Inc. (NASDAQ: RDBX) (an entertainment company) and chair of its strategic review committee. In October 2020 and February 2021, Mr. Pearlman became a director of Atlas Crest Investment Corp. (NYSE: ACIC) and Atlas Crest Investment Corp. II (NYSE: ACII) (special purpose acquisition companies). He served as chairman of the audit committee and a member of the compensation committee and nomination & governance committee on both boards until his ACIC board service ended in September 2021 and his ACII board service ended in June 2022. Mr. Pearlman served on the Board of Directors of Empire Resorts, Inc. (NASDAQ: NYNY), (a casino gaming company), from May 2010 to November 2019. Mr. Pearlman served as its non-executive chairman from September 2010 – May 2016 and as its executive chairman from June 2016 through November 2019. Mr. Pearlman also served as a director of CEVA Logistics, AG (SIX: CEVA) (a global logistics and supply chain company) from 2018-2019 where he served on its audit committee and nomination and governance committee. From 2013-2018, he served as director of CEVA Holdings, LLC. In 2017, Mr. Pearlman served as director of ClubCorp Holdings, Inc. (NYSE: MYCC) (private golf and country club owner and operating company) where he served on the strategic review committee. Prior to that, Mr. Pearlman served as director of Fontainebleau Miami JV, LLC (2009-2014); Jameson Inns, Inc. (2012); Dune Energy, Inc (2012-2013); Multimedia Games, Inc. (formerly NASDAQ: MGAM) (2006-2010); and Network-1 Security Solutions, Inc. (2000-2002). Mr. Pearlman has more than 30 years of leadership experience in investing, executive finance, operations, and advisory positions with publicly traded and private companies. He has worked in a wide range of industries including gaming, hospitality, leisure, retail, wholesaling, and distribution, bringing a distinctive industry-rooted perspective with a clear, realistic view of a company’s needs, prospects, and potential for successful value creation.

Executive Officers

The table below sets forth the name, age (as of November 1, 2023) and position of each of our executive officers and the date such executive officer was elected to his or her current position with the Company. The following people were serving as our executive officers as of the Effective Date and as of the date of this Prospectus. Unless otherwise noted, the term of office of each executive officer continues until the election and qualification of his or her successor. There is no family relationship between the executive officers or between the executive officers and the directors.

Name	Age	Position Held	Has Served as Such Since
Octavio Marquez	55	President and Chief Executive Officer	2022
Jim Barna	44	Executive Vice President, Chief Financial Officer	2023
Elizabeth C. Radigan	43	Executive Vice President, Chief Legal Officer and Corporate Secretary	2023
Jonathan B. Myers	50	Executive Vice President, Global Banking	2022
Ilhami Cantadurucu	48	Executive Vice President, Global Retail	2023

For a description of Mr. Marquez’s background, see description above under “—Board of Directors”.

Jim Barna, 44, currently serves as the Company’s executive vice president and chief financial officer. In this role, he is responsible for optimizing the organization’s global financial systems and driving the alignment of the company’s strategy to its financial performance to build stakeholder value. Mr. Barna has more than 20 years of experience in corporate finance, with over 10 years in senior leadership roles. He joined the Company in 2019 from Ferro Corporation, a global leader in specialty chemicals, where he served in key financial leadership roles including vice president, corporate controller and chief accounting officer from 2011 to 2019. Before his career in senior corporate leadership, Mr. Barna worked at PwC, a professional services firm, in the assurance and business advisory services practice. Mr. Barna obtained a Master of Business Administration degree and a bachelor’s degree in Accounting from John Carroll University in Cleveland.

Elizabeth C. Radigan, 43, currently serves as the Company’s executive vice president, chief legal officer and corporate secretary. She oversees the organization’s global legal function and global corporate compliance program as well as enterprise risk management, business continuity and resiliency and the Company’s environmental, social and governance (ESG) program. Ms. Radigan also serves as a member of the company’s senior executive leadership team. Prior to her current role, Ms. Radigan served as executive vice president and chief people officer for the Company, leading the company’s global employee-focused initiatives, promoting a strong workforce of engaged employees, and driving effective processes that support and equip employees for success worldwide. Prior to that, Ms. Radigan was the senior vice president, chief ethics and compliance officer, and assistant corporate secretary at the Company, where she led the global ethics and compliance program, beginning in November 2014. In this role, she oversaw the development, implementation and management of the organization’s global ethics and compliance program and oversaw legal aspects of corporate governance and entity management, M&A, and other corporate legal topics. Prior to joining the Company, Ms. Radigan was an attorney at global law firm, Jones Day, where she represented public companies in U.S. Department of Justice, Securities and Exchange Commission, and company internal investigations. Ms. Radigan has extensive experience designing and implementing policies, protocols, training materials, risk assessment materials and full compliance programs for Fortune 500 companies. While at Jones Day, she conducted training and provided guidance to numerous public companies regarding anti-corruption and other compliance risks and has provided advice to companies operating in all regions around the world. She has significant experience in implementing compliance programs around the world. Ms. Radigan earned her law degree, with honors, from American University, Washington College of Law, and her bachelor’s degree in history, with honors, from The Ohio State University.

Jonathan B. Meyers, 50, serves as Executive Vice President, Global Banking for the Company, joining the company in 2022. In this role, he is responsible for leading the company’s Banking business teams around the world, working directly with customers to help automate, digitize and transform the way people bank. His span of accountability includes sales, banking service and financial solutions distribution including professional and managed services, and key strategies. Mr. Myers has more than 20 years of experience leading high-performance sales, marketing and business teams to successfully execute plans that drive best-in-class customer advocacy. Prior to joining the Company, he served as executive vice president and chief revenue officer for Atlanta-based Elavon, a wholly owned subsidiary of U.S. Bank and a global leader in payments processing. At Elavon, Mr. Myers was responsible for the company’s growth strategy, business development and all revenue-related activities. He also led implementation and customer success teams, including solution engineering, presales and sales support. Before joining Elavon in 2011, Mr. Myers held various high-profile leadership roles in the payments industry, including general manager of the automotive division at Experian. Mr. Myers earned his degree in Marketing and Business Management from Damelin Business School in South Africa and currently serves on the board of directors for Junior Achievement of Georgia.

Ilhami Cantadurucu, 48, currently serves as executive vice president, Global Retail. In this role he is responsible for leading the company’s Retail business segment strategy and operations, including business development, global sales and customer relationship management; focusing on delivering significant opportunities for our retail industry customers and software-driven services and solutions that exceed consumer demands. Prior to his current role, he served as head of Global Accounts for the Retail business. In this role, he was responsible for driving the strategies and operations for the top six global retail accounts and the electric vehicle charging business. As a key leader within the Company for nearly 20 years, Mr. Cantadurucu has extensive leadership experience at the company in various financial and operational roles. Between 2016 and 2020 he served as vice president, Retail global finance, and vice president, Europe, Middle East and Africa finance for the banking and retail segments. Prior to the acquisition in 2016, Mr. Cantadurucu held several leadership positions within Wincor Nixdorf. His roles included chief financial officer, Wincor Nixdorf Turkey (2006-2011); chief operating officer, Wincor Nixdorf North America (2011-2013); and vice president, Wincor Nixdorf global retail finance (2013-2016). Originally from Turkey, Mr. Cantadurucu holds a Master of Industrial Engineering and Management degree from the University of Paderborn in Germany. He also holds a Master of Arts degree in International Economics from the Heriot Watt University in Edinburg.

Director Independence

The Board determined that each of the Company’s directors, other than Octavio Marquez, has no material relationship with the Company and is independent under our director independence standards, the NYSE director independence standards, and the SEC independence requirements, as applicable and as currently in effect. Mr. Marquez does not meet these independence standards because he is employed by us as our President and Chief Executive Officer in addition to his role as a member of the Board. The Audit Committee, People and Compensation Committee and Nomination and Governance Committee are each comprised of independent directors.

Board Committees

Committee Role and Responsibilities

The specific roles and responsibilities of the Board’s Audit, People and Compensation, Nomination and Governance and Finance Committees are delineated in written charters adopted by the Board for each Committee. Each member of the Audit, People and Compensation and Nomination and Governance Committees is independent in accordance with our Corporate Governance Guidelines, which applies the independence standards included in the NYSE Listed Company Manual and the Exchange Act. Our Corporate Governance Guidelines and each of the charters of the Board’s committees are available on the Governance page on our investor relations website at www.investors.dieboldnixdorf.com. As provided in their charters, the Audit, People and Compensation and Nomination and Governance Committees are authorized to engage or consult from time to time, as appropriate, at our expense, with outside independent legal counsel or other experts or advisors it deems necessary, appropriate or advisable to discharge its duties.

Committee Membership

The following table details the current membership of each standing committee of the Board:

Name	Audit	People and Compensation	Nomination and Governance	Finance
Octavio Marquez	—	—	—	—
Patrick J. Byrne (I)	—	M	—	—
Arthur F. Anton (I)	A, C	—	M	—
Marjorie L. Bowen (I)	A, M	—	—	C
Matthew J. Espe (I)	—	C	M	—
Mark Gross (I)	A, M	—	C	—
David H. Naemura (I)	A, M	M	—	M
Emanuel R. Pearlman (I)	—	M	—	M

I: Independent; A: Audit Committee Financial Expert; C: Chair; M: Member

2023 Equity and Incentive Plan

All of our outstanding equity awards were canceled as of the Effective Date. The Diebold Nixdorf, Incorporated 2023 Equity and Incentive Plan (the “2023 Plan”) was approved by the Board on August 10, 2023.

Description of 2023 Plan

Shares Available Under the 2023 Plan

Subject to adjustment as provided in the 2023 Plan and the share counting rules set forth in the 2023 Plan, the number of shares of Common Stock available for issuance:

•	upon the exercise of options or stock appreciation rights;

•	as restricted shares released from substantial risks of forfeiture;

•	in payment of performance shares or performance units that have been earned;

•	in payment for restricted stock units; or

•	in payment for other share-based awards (including dividend equivalents);

will not exceed in the aggregate 2,397,872. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

If an award is canceled or forfeited, expires, terminates, lapses, is settled in cash or is unearned, the shares of Common Stock underlying the award will, to the extent of such cancellation, forfeiture, expiration, termination, lapse, cash settlement or unearned amount, again be available for future grant. Shares of Common Stock covered by an award are not counted as used unless and until they are issued or transferred. For the avoidance of doubt, the following will not again become available for awards under the 2023 Plan: (i) any shares of Common Stock withheld, tendered or otherwise used in respect of taxes upon settlement of an award, (ii) any shares of Common Stock withheld, tendered or otherwise used to pay an exercise price, (iii) any shares of Common Stock subject to a stock-settled stock appreciation right that are not actually issued in connection with its stock settlement on exercise thereof and (iv) any shares of Common Stock reacquired by us on the open market or otherwise using cash proceeds from the exercise of options.

Unless terminated earlier by the Board, the 2023 Plan will be in effect until all shares subject to it have been purchased or acquired. In no event will any award under the 2023 Plan be granted on or after the tenth anniversary of its effective date.

Limits on Awards

The 2023 Plan provides for the following limits, subject to adjustment as provided in the 2023 Plan:

•

With respect to options (“Incentive Stock Options”) that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code (the “Code”), Incentive Stock Options covering no more than 2,397,872 shares of Common Stock may be granted under the 2023 Plan; and

•

in no event will any non-employee director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the date of grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes), in excess of (i) $750,000 for such calendar year or (ii) in the event that such non-employee director is first appointed or elected to the Board in a particular calendar year, $1,000,000 for such calendar year.

Eligibility

Any person who is selected by the People and Compensation Committee to receive benefits under the 2023 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2023 Plan. In addition, certain persons (including consultants) who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee directors of the Company, may also be selected by the People and Compensation Committee to participate in the 2023 Plan. There are currently approximately 21,000 employees and seven non-employee directors of the Company eligible to participate in the 2023 Plan. We do not currently expect to make material grants of awards under the 2023 Plan to consultants. The basis for participation in the 2023 Plan by eligible persons is the selection of such persons by the People and Compensation Committee (or its authorized delegate) in its discretion. We refer to those selected individuals as “participants.”

No Minimum Vesting Periods

The 2023 Plan does not provide for any minimum vesting or performance periods for awards.

Options

An option entitles the participant to purchase a share of Common Stock at the exercise price. The People and Compensation Committee may authorize the granting of Incentive Stock Options, non-qualified stock options, or a combination of both, but Incentive Stock Options cannot be granted to non-employees. Dividends or dividend equivalents are not payable on options. Each option will be evidenced by an award agreement that specifies the number of shares of Common Stock covered by the option, the exercise price and term of the option, any conditions to the exercise and any other terms and conditions that the People and Compensation Committee specifies and are consistent with the 2023 Plan. Options may provide for continued vesting or the earlier vesting of options, including in the event of the death, disability or termination of employment or service of a participant in the event of a Change in Control (as defined below). The exercise price for an option will not be less than 100% of the Common Stock’s fair market value on the date of grant (or, in the case of an Incentive Stock Option granted to a 10% stockholder, 110% of the shares’ fair market value on the date of grant). The exercise price is payable in cash, check, shares of Common Stock, consideration received under a broker-assisted cashless exercise program, by Common Stock withheld pursuant to a net exercise arrangement or any other combination or method of payment to the extent permitted by law and approved by the People and Compensation Committee.

No option will be exercisable more than 10 years from the date of grant (or, for Incentive Stock Options granted to a 10% stockholder, more than five years after the date of grant).

Stock Appreciation Rights (SARs)

A SAR is the right to the equivalent of the increase in value of a specified number of shares of Common Stock over a specified period of time. The People and Compensation Committee may authorize the granting of SARs alone (which we refer to as a free standing right) or in tandem with an option granted under the 2023 Plan (which we refer to as a related right). Dividends or dividend equivalents are not payable on SARs. Each SAR will be evidenced by an award agreement that describes the SAR, the exercise price and term of the SAR, any conditions to the exercise, any related option and any other terms and conditions that the People and Compensation Committee specifies and are consistent with the 2023 Plan. SARs may provide for continued vesting or the earlier vesting of such SARs, including in the event of the death, disability or termination of employment or service of a participant in the event of a Change in Control. The exercise price for a SAR will not be less than 100% of the Common Stock’s fair market value on the date of grant (or, in the case of a related right, the same exercise price as the related option). The exercise price is payable in cash, check, shares of Common Stock, consideration received under a broker-assisted cashless exercise program, Common Stock withheld pursuant to a net exercise arrangement or any other combination or method of payment to the extent permitted by law and approved by the People and Compensation Committee. The amount payable by us upon exercise of the SAR shall be paid in cash, Common Stock or a combination of both, and the award agreement may so specify or grant to the participant or retain to the People and Compensation Committee the right to elect among those alternative. No SAR will be exercisable more than 10 years from the date of grant.

Restricted Shares

Restricted shares are shares of Common Stock that are subject to a substantial risk of forfeiture and may not be transferred by a participant until the restrictions established by the People and Compensation Committee have lapsed. Those restrictions may take the form of a period of continued employment, board service or achievement of certain performance criteria, for example. The award agreement for each grant of restricted shares will specify the restrictions, the number of restricted shares and any other terms and conditions the People and Compensation Committee specifies and are consistent with the 2023 Plan. Restricted shares may provide for continued vesting or the earlier vesting of such restricted shares, including in the event of the death, disability or termination of employment or service of a participant in the event of a Change of Control. The grant will constitute a transfer of ownership and, unless otherwise determined by the People and Compensation Committee, will entitle the participant to voting, dividend and other ownership rights during the restrictions on transfer.

Restricted Stock Units (RSUs)

An RSU is an award that is valued by reference to one share of Common Stock. Payment for the RSU will not be made until the restrictions established by the People and Compensation Committee have lapsed. Those restrictions may take the form of a period of continued employment, board service or achievement of certain performance criteria, for example. The award agreement for each RSU grant will specify the restrictions, the number of RSUs and any other terms and conditions the People and Compensation Committee specifies and are consistent with the 2023 Plan. RSUs may provide for continued vesting or the earlier lapse of the restricted period, including in the event of the death, disability or termination of employment or service of a participant in the event of a Change in Control. At the discretion of the People and Compensation Committee, RSUs may be credited with dividend equivalents, provided that, with respect to RSUs that are subject to performance conditions, the dividend equivalents will be deferred and paid contingent on the level of performance achieved at the end of the performance period. The amount payable may be paid in cash, shares of Common Stock or a combination of both, and the award agreement may so specify or grant to the participant or retain to the People and Compensation Committee the right to elect among those alternatives.

Performance Shares and Performance Units

Performance shares are shares that become payable upon the achievement of specified performance goals, which may include management goals. Performance units are valued by reference to $1.25 per unit (or other value as provided by the People and Compensation Committee) and payable upon achievement of specified performance goals, which may include management goals. The People and Compensation Committee will certify achievement levels of performance prior to the payment of any shares or units. At the discretion of the People and Compensation Committee, performance shares or performance units may be credited with dividend equivalents, and in all cases the dividend equivalents will be deferred and paid contingent on the level of performance achieved at the end of the performance period. Each performance share or performance unit award will be evidenced by an award agreement that specifies the number of performance shares or performance units, the performance objectives (which may include management goals), the performance period applicable to the award, and any other terms and conditions that the People and Compensation Committee specifies and are consistent with the 2023 Plan. Performance shares or performance units may be subject to continued vesting or the earlier lapse or other modification, including in the event of the death, disability or termination of employment or service of a participant in the event of a Change in Control. The amount payable may be paid in cash, shares of Common Stock or a combination of both, and the award agreement may so specify or grant to the participant or retain to the People and Compensation Committee the right to elect among those alternative.

Other Share-Based Awards

The People and Compensation Committee may, from time to time, authorize the granting other share-based awards above but in all cases consistent with the terms and conditions of the 2023 Plan. Each such award will be expressed in terms of Common Stock or units based on Common Stock and will be evidenced by an award agreement that specifies the number of shares of Common Stock or units granted, any conditions related to the award, and any other terms and conditions that the People and Compensation Committee specifies and are consistent with the 2023 Plan. Other share-based awards may provide for the earning or vesting of, or earlier termination of restrictions applicable to, such award, including in the event of the death, disability or termination of employment or service of a participant in the event of a Change in Control. The amount payable for other share-based awards may be paid in cash, shares of Common Stock or a combination of both, as determined by the People and Compensation Committee. Cash awards, as an element of or supplement to any other award granted under the 2023 Plan, may also be granted as an other-share based award. The People and Compensation Committee may authorize the grant of Common Stock as a bonus, or may authorize the grant of other share-abased awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2023 Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the People and Compensation Committee in a manner that complies with Section 409A of the Code.

Management Objectives and Goals

The 2023 Plan permits the People and Compensation Committee to use “management objectives” for purposes of establishing “management goals” for a performance period for any performance-based award. Management objectives that will be used to establish management goals (if any) may be based on one or more, or a combination, of metrics under the following categories (or such other metrics as may be determined by the People and Compensation Committee (or an applicable delegate) (including relative or growth achievement regarding such metrics)):

•	sales, including net sales, unit sales volume, and aggregate product price;

•	share price, including market price per share and share price appreciation;

•

earnings, including earnings per share, reflecting dilution of shares, gross or pre-tax profits, post-tax profits, operating profit, earnings net of or including dividends, earnings net of or including the after-tax cost of capital, earnings before (or after) interest and taxes (EBIT), earnings per share from continuing operations, diluted or basic, earnings before (or after) interest, taxes, depreciation and amortization (EBITDA), pre-tax operating earnings after interest and before incentives, service fees and extraordinary or special items, operating earnings, growth in earnings or growth in earnings per share, and total earnings;

•

return on equity, including return on equity, return on invested capital, return or net return on assets, return on net assets, return on gross sales, return on investment, return on capital, return on invested capital, return on committed capital, financial return ratios, value of assets, and change in assets;

•	cash flow(s), including operating cash flow, net cash flow, free cash flow, and cash flow on investment;

•	revenue, including gross or net revenue and changes in annual revenues;

•	margins, including adjusted pre-tax margin and operating margins;

•	income, including net income and consolidated net income;

•	economic value added;

•

costs, including operating or administrative expenses, operating expenses as a percentage of revenue, expense or cost levels, reduction of losses, loss ratios or expense ratios, reduction in fixed costs, expense reduction levels, operating cost management, and cost of capital;

•	financial ratings, including credit rating, capital expenditures, debt, debt reduction, working capital, average invested capital, and attainment of balance sheet or income statement objectives;

•

market or category share, including market share, volume, unit sales volume, and market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;

•	shareholder return, including total shareholder return, shareholder return based on growth measures or the attainment of a specified share price for a specified period of time, and dividends; and

•

objective nonfinancial performance criteria measuring either regulatory compliance, productivity and productivity improvements, inventory turnover, average inventory turnover or inventory controls, net asset turnover, customer satisfaction based on specified objective goals or company-sponsored customer surveys, employee satisfaction based on specified objective goals or company-sponsored employee surveys, objective employee diversity goals, employee turnover, specified objective environmental goals, specified objective social goals, specified objective goals in corporate ethics and integrity, specified objective safety goals, specified objective business expansion goals or goals relating to acquisitions or divestitures, day sales outstanding, and succession plan development and implementation.

The management objectives may also be used to establish management goals on an absolute or comparative basis with other companies or a published index, as the People and Compensation Committee deems appropriate. The People and Compensation Committee may use the management objectives to set “management goals” for a set performance period. The People and Compensation Committee may provide that an evaluation of the management goals, shall include or exclude any of the following items, among other items: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs; (5) acquisitions or divestitures; (6) unusual nonrecurring or extraordinary items identified in our audited financial statements, including footnotes or in management’s discussion and analysis in our annual report; (7) foreign exchange gains and losses; (8) changes in our fiscal year; and (9) any other specific unusual or nonrecurring events, or objectively determinable category thereof.

If the People and Compensation Committee determines that a change in our business, operations, corporate structure or capital structure, or the manner in which we conduct our business, or other events or circumstances render the management goals or management objectives unsuitable, the People and Compensation Committee may in its discretion modify such management goals or management objectives or the actual levels of achievement regarding the management goals and/or management objectives, in whole or in part, as the People and Compensation Committee deems appropriate and equitable.

Administration

The Board delegates authority to administer the 2023 Plan to the People and Compensation Committee or any other committee so designated by the Board; provided, that notwithstanding anything in the 2023 Plan to the contrary, the Board may grant awards under the 2023 Plan and administer the 2023 Plan with respect to such awards. Unless otherwise determined by the Board, the People and Compensation Committee will consist of two or more non-employee directors. The People and Compensation Committee may further delegate its authority to make awards under the 2023 Plan, complying in the Board’s discretion with the requirements of Rule 16b-3. To the extent permitted by applicable law, the People and Compensation Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the People and Compensation Committee may by resolution, subject to certain restrictions set forth in the 2023 Plan, authorize one or more officers of the Company to authorize the granting or sale of awards under the 2023 Plan on the same basis as the People and Compensation Committee. However, the People and Compensation Committee may not delegate such authority for awards granted by an officer to himself or herself, or to a person who is one of our non-employee directors or officers (for purposes of Section 16 of the Exchange Act) or a beneficial owner of more than 10% of any class of our equity securities that are registered pursuant to Section 12 of the Exchange Act.

The People and Compensation Committee is authorized to interpret the 2023 Plan and any awards agreements (or related documents). In addition, the Board or the People and Compensation Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in the 2023 Plan, and no authorization in any section of the 2023 Plan or other provision of the 2023 Plan is intended or may be deemed to constitute a limitation on the authority of the Board or the People and Compensation Committee.

Transferability

Except as otherwise determined by the People and Compensation Committee, and subject to compliance with the terms of the 2023 Plan and Section 409A of the Code, no option, SAR or other derivative security is transferable by a participant other than by will or the laws of descent and distribution. If, however, a participant is not a director or officer of ours, transfer may be made to a fully revocable trust of which the participant is treated as the owner for federal income tax purposes. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the People and Compensation Committee, options and SARs are exercisable during the participant’s lifetime only by him or her or by his or her guardian or legal representative. The People and Compensation Committee may provide for transferability of options and SARs under the 2023 Plan if such provision would not disqualify the exemption for other awards under Rule 16b-3 of the Exchange Act and so long as such transfer is not to any third-party entity, including financial institutions.

The People and Compensation Committee may specify at the date of grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by us upon exercise of options or SARs or upon payment under any grant of performance shares, performance units, RSUs or other share-based awards or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer for restricted shares, shall be subject to further restrictions on transfer.

Adjustments

The People and Compensation Committee will make or provide for such adjustments (i) in the number and kind of Common Stock covered by outstanding awards granted under the 2023 Plan, (ii) in the exercise prices per share applicable to options and SARs, and (ii) and in other award terms, as the Board in its sole discretion in good faith determines is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from:

•	any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in our capital structure;

•

any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or

•	any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event or in the event of a Change in Control, the People and Compensation Committee may provide in substitution for any and all outstanding awards under the 2023 Plan such alternative consideration (including cash), if any, as it determines in good faith to be equitable in the circumstances and will require in connection with such substitution the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.

In addition, for each option or SAR with an exercise price greater than the consideration offered in connection with any transaction or event described above or Change in Control, the People and Compensation Committee may in its sole discretion elect to cancel such option or SAR without any payment to the holder of such option or SAR.

The People and Compensation Committee will also make or provide for such adjustments in the number of shares applicable to the overall 2023 Plan limits and the individual limits under the 2023 Plan as the People and Compensation Committee, in its sole discretion, in good faith determines is appropriate to reflect any transaction or event described above. However, any adjustment to the number of shares of Common Stock available under the 2023 Plan for Incentive Stock Options will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify.

Change in Control

The 2023 Plan contains a definition of the term “Change in Control,” which means, except as may otherwise be prescribed by the People and Compensation Committee in an award agreement made under the 2023 Plan, the occurrence after the effective date of any of the following events (as further described in the 2023 Plan):

•

a person becomes the beneficial owner of securities of the Company representing 50% or more of the then-outstanding shares of Common Stock of the Company or the combined voting power of our then-outstanding voting securities, subject to certain limitations described in the 2023 Plan;

•

individuals who constituted the Board as of the effective date cease for any reason (other than death or disability) to constitute at least a majority of the Board, unless their replacements are approved as described in the 2023 Plan (subject to certain exceptions);

•

the Company closes a merger, consolidation, reorganization or restructuring, or sale or other disposition of all or substantially all of the assets, of the Company, or the acquisition of assets of another corporation or other transaction, as further described in the 2023 Plan, subject to certain exceptions; or

•	the Company’s stockholders approve its complete liquidation or dissolution.

Tax Withholding

To the extent we are required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the 2023 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or other such person make arrangements satisfactory to us for payment of the balance of such taxes or other amounts required to be withheld. These arrangements (in the discretion of the People and Compensation Committee) may include relinquishment of a portion of such benefit. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligations that may arise in connection with the disposition of shares acquired upon the exercise of options. If a participant’s benefit is to be received in the form of Common Stock, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the People and Compensation Committee, we will withhold shares of Common Stock having a value equal to the amount required to be withheld. When a participant is required to pay us an amount required to be withheld under applicable income, employment, tax, or other laws, the People and Compensation Committee may require the participant to satisfy the obligation, in whole or in part, by having withheld, from the shares delivered or required to be delivered to the participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to us other shares of Common Stock held by the participant. The shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Stock on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the Common Stock to be withheld and delivered exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) such additional withholding amount is authorized by the People and Compensation Committee.

Detrimental Activity

Any award agreement (or Company policy or policies) may provide (whether or not it would result in additional tax to a participant under Section 409A of the Code) that upon a finding by the Board that a participant, either during employment by the Company or any of its subsidiaries or after termination of such employment, engaged in any Detrimental Activity (as defined below), then upon notice of the Board’s finding, the participant will (unless otherwise provided in the award agreement (or such policy or policies)):

•

return to the Company, in exchange for payment by the Company of any amount actually paid by the participant, all shares of Common Stock that the participant has not disposed of that were offered pursuant to the 2023 Plan within a specified period prior to the date of the commencement of such Detrimental Activity; and

•

with respect to any Common Stock so acquired that the participant has disposed of, pay to the Company in cash the difference between any amount actually paid therefor by the participant pursuant to the 2023 Plan and the fair market value of the shares of Common Stock on the date of such acquisition.

•

subject to the terms of such award agreement (or such policy or policies), to the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts (but only to the extent that such amount would not be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code) that may be owing from time to time by the Company or any its subsidiaries to the participant, whether as wages, deferred compensation, or vacation pay or in the form of any other benefit or for any other reason.

“Detrimental Activity” means, except as may be otherwise prescribed by the People and Compensation Committee in an award agreement made under the 2023 Plan, any of the following:

•	engaging in any activity that directly competes with the Company or any of its subsidiaries (as more fully described in the 2023 Plan);

•	soliciting any employee to terminate his or her employment with the Company or any of its subsidiaries;

•

the unauthorized disclosure or use (to anyone outside of the Company or its subsidiaries) of any confidential, proprietary or trade secret information or material relating to the business of the Company and its subsidiaries, acquired by the participant during the provision of his or her services to the Company or its subsidiaries, with certain exceptions as set forth in the 2023 Plan, including a participant’s ability to file a charge or complaint or to communicate, including by providing documents or other information without notice to the Company, with the SEC or any other governmental agency or commission (“Government Agency”);

•

the failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the participant during the participant’s employment by the Company or any of its subsidiaries, relating in any manner to the actual or anticipated business, research or development work of the Company or any of its subsidiaries or the failure or refusal to do anything reasonably necessary to enable the Company or its subsidiaries to secure a patent where appropriate in the United States and in other countries; or

•	activity that results in “termination for cause,” as such term is defined in (or for purposes of) the applicable award agreement.

Clawback

Any award granted under the 2023 Plan that is subject to recovery under any law, government regulation or stock exchange listing requirement (or any policy or policies adopted by the Company pursuant to or as a supplement to any of the foregoing) will be subject to such deductions and clawback as may be required or permitted to be made pursuant to such law, government regulation, stock exchange listing requirement or policy or policies (or pursuant to any other policy or policies adopted by the Company at the direction of the Board, including the Company’s current clawback policy).

Grant to Non-U.S. Based Participants

In order to facilitate the making of any grant or combination of grants under the 2023 Plan, the People and Compensation Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company or any of its subsidiaries under an agreement with a foreign nation or agency, as the People and Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The People and Compensation Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2023 Plan (including sub-plans) (to be considered part of the 2023 Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments, or restatements will include any provisions that are inconsistent with the terms of the 2023 Plan as then in effect unless the 2023 Plan could have been amended to eliminate such inconsistency without further approval by our stockholders.

No Right to Continued Employment

The 2023 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiary.

Effective Date of the 2023 Plan

The 2023 Plan became effective on August 11, 2023.

Amendment

The Company, by action of the Board (or its designee), may at any time and from time to time amend or terminate the 2023 Plan in whole or in part. Any amendment which must be approved by the Company’s stockholders in order to comply with applicable law or the rules of any national securities exchange upon which the Common Stock is traded or quoted (except as permitted under the adjustment provisions of the 2023 Plan) will not be effective unless and until such approval has been obtained.

Any amendment or termination of the 2023 Plan must not materially impair the rights or obligations of any participant under any award that is outstanding as of the effective date of the amendment or termination without the written consent of the participant.

Except in connection with an adjustment event as described above or in connection with a Change in Control, the terms of outstanding awards may not be amended, without the approval of our stockholders, to reduce the exercise price of options or SARs, or cancel “underwater” options or SARs (including following a participant’s voluntary surrender of “underwater” options or SARs) in exchange for cash, other awards or options or SARs with a lower exercise price to effect the repricing of options or SARs.

Termination

No grant will be made under the 2023 Plan on or after August 11, 2033 (the tenth anniversary of the effective date), but all grants made prior to such date will continue in effect thereafter subject to the terms of such grants and of the 2023 Plan.

Governing Law

The 2023 Plan and all awards granted and actions taken thereunder will be governed by the internal substantive laws of Ohio.

No Repricing Without Stockholder Approval

Except in connection with a corporate transaction or event as described above with respect to adjustments, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or SARs, or cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price that is less than the exercise price of the original option or SAR, without stockholder approval.

Registration with the SEC

We filed a Registration Statement on Form S-8 relating to the issuance of 2,397,872 shares of common stock under the 2023 Plan with the SEC pursuant to the Securities Act of 1933.

PRINCIPAL AND SELLING STOCKHOLDERS

The following tables set forth information as of the Effective Date regarding the beneficial ownership of our Common Stock by:

•	all stockholders known by us to hold more than 5% of either of our outstanding shares of Common Stock, as well as the selling stockholders;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the following table have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 37,566,668 shares of Common Stock outstanding at November 6, 2023. Unless otherwise indicated, the address of each beneficial owner listed in the following table is c/o Diebold Nixdorf, Incorporated, 50 Executive Parkway, P.O. Box 2520, Hudson, Ohio 44236.

	Beneficial Ownership Prior to Offering			Beneficial Ownership After Offering(1)
Name of Beneficial Owner	Number	Percentage of Class	Number of Shares Offered	Number	Percentage of Class
Directors and Named Executive Officers
Octavio Marquez	1,100	*	—	1,100	*
Arthur F. Anton	—	—	—	—	—
Marjorie L. Bowen	—	—	—	—	—
Patrick J. Byrne	—	—	—	—	—
Matthew J. Espe	—	—	—	—	—
Mark Gross	—	—	—	—	—
David H. Naemura	—	—	—	—	—
Emanuel R. Pearlman	2,000	*	—	2,000	*
Jeffrey L. Rutherford	—	—	—	—	—
Olaf Heyden	—	—	—	—	—
David A. Caldwell	—	—	—	—	—
Jonathan B. Leiken	—	—	—	—	—
Gerrard B. Schmid	—	—	—	—	—
Dr. Ulrich Näher	—	—	—	—	—
Elizabeth Patrick	—	—	—	—	—
All current executive officers and directors as a group (12 persons)	3,300	*	—	3,300	*
5% Stockholders and Selling Stockholders
American Funds Insurance Series – American High-Income Trust(2)	281,243	*	281,243	—	—
American Funds Insurance Series – Asset Allocation Fund(3)	532,940	1.4	532,940	—	—
American Funds Insurance Series – Capital World Bond Fund(4)	8,912	*	8,912	—	—
American Funds Multi-Sector Income Fund(5)	432,997	1.2	432,997	—	—
American Funds Strategic Bond Fund(6)	634,882	1.7	634,882	—	—
American High-Income Trust(7)	5,800,284	15.4	5,800,284	—	—

	Beneficial Ownership Prior to Offering			Beneficial Ownership After Offering(1)
Name of Beneficial Owner	Number	Percentage of Class	Number of Shares Offered	Number	Percentage of Class
Board of Administration of the Water and Power Employees’ Retirement, Disability and Death Benefits Insurance Plan on behalf of the Water and Power Employees’ Retirement Plan(8)	61,562	*	61,562	—	—
Capital Group Core Plus Total Return Trust (US)(9)	1,384	*	1,384	—	—
Capital Group Global High Income Opportunities (LUX)(10)	215,021	*	215,021	—	—
Capital Group Multi-Sector Income Fund (LUX)(11)	6,275	*	6,275	—	—
Capital Group UK - Global High Income Opportunities(12)	8,369	*	8,369	—	—
Capital Group US High Yield Fund (LUX)(13)	4,412	*	4,412	—	—
Capital Group U.S. High-Yield Trust (US)(14)	15,278	*	15,278	—	—
Capital Group U.S. Multi-Sector Income ETF(15)	3,082	*	3,082	—	—
Board of Administration of the Water and Power Employees’ Retirement, Disability and Death Benefits Insurance Plan on behalf of the Retiree Health Benefits Fund(16)	11,055	*	11,055	—	—
Capital World Bond Fund(17)	17,611	*	17,611	—	—
EMBO-FONDS, EMBO-BOCA, 312510(18)	19,842	*	19,842	—	—
The Income Fund of America(19)	4,521,627	12.0	4,521,627	—	—
Millstreet Capital Management LLC(20)	6,935,076	18.5	6,935,076	—	—
Hein Park Capital Management LP(21)	3,470,687	9.2	—	3,470,687	9.2
Beach Point Capital Management LP(22)	3,340,903	8.9	—	3,340,903	8.9

*	Less than 1%.
(1)

Assumes that the selling stockholders sell all of the shares of Common Stock held by them that have been registered by us and do not sell any securities of the Company held by them that are not registered or acquire any additional securities of the Company.

(2)

Capital Research and Management Company (“CRMC”) is the investment adviser for American Funds Insurance Series – American High-Income Trust. Tom Chow, David A. Daigle, Tara L. Torrens and Shannon Ward, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or Capital World Investors (“CWI”) may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406.

(3)

CRMC is the investment adviser for American Funds Insurance Series – Asset Allocation Fund. Alan N. Berro, David A. Daigle, Emme Kozloff, Jin Lee, John R. Queen and Justin Toner, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406.

(4)	CRMC is the investment adviser for American Funds Insurance Series – Capital World Bond Fund. Philip Chitty, Andrew A. Cormack and Thomas Reithinger, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406.

(5)

CRMC is the investment adviser for American Funds Multi-Sector Income Fund. Xavier Goss, Damien J. McCann, Kirstie Spence, Scott Sykes and Shannon Ward, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 6455 Irvine Center Drive, Irvine, CA 92618.

(6)

CRMC is the investment adviser for American Funds Strategic Bond Fund. Xavier Goss, Damien J. McCann, Timothy Ng and Ritchie Tuazon, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 6455 Irvine Center Drive, Irvine, CA 92618.

(7)

CRMC is the investment adviser for American High-Income Trust. David A. Daigle, Tom Chow, Tara L. Torrens and Shannon Ward, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Class A Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406.

(8)

Capital International, Inc. (“CII”) is the investment adviser for the Board of Administration of the Water and Power Employees’ Retirement, Disability and Death Benefits Insurance Plan on behalf of the Water and Power Employees’ Retirement Plan. Damir Bettini, David Daigle, Robert Neithart, Kirstie Spence and Shannon Ward, as portfolio managers, have voting and investment power over the Common Stock held by the selling stockholder. CII or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CII and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. Each of the foregoing individuals, as well as CII and CWI, expressly disclaims that it is the beneficial owner of such securities. The address of the selling stockholder is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406.

(9)

CRMC is the investment adviser for Capital Group Core Plus Total Return Trust (US). Xavier Goss, Damien J. McCann, Timothy Ng and Ritchie Tuazon, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406.

(10)

CRMC is the investment adviser for Capital Group Global High Income Opportunities (LUX). David Daigle, Luis Freitas de Oliveira, Kirstie Spence and Shannon Ward, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 6C, Route de Trèves, Senningerberg, L-2633, Luxembourg.

(11)	CRMC is the investment adviser for Capital Group Multi-Sector Income Fund (LUX). Xavier Goss, Damien J. McCann, Kirstie Spence, Scott Sykes and Shannon Ward, as portfolio managers, have voting and investment power over the Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 6C, Route de Trèves, Senningerberg, L-2633, Luxembourg.

(12)

CRMC is the investment adviser for Capital Group UK - Global High Income Opportunities. David Daigle, Robert Neithart, Kirstie Spence and Shannon Ward, as portfolio managers, have voting and investment power over the Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 40 Grosvenor Place, London, SW1X7GG, United Kingdom.

(13)

CRMC is the investment adviser for Capital Group US High Yield Fund (LUX). David Daigle and Shannon Ward, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 6C, Route de Trèves, Senningerberg, L-2633, Luxembourg.

(14)

CRMC is the investment adviser for Capital Group U.S. High-Yield Trust (US). David Daigle, Shannon Ward, Tara L. Torrens and Tom Chow, as portfolio managers, have voting and investment power over the Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406.

(15)

CRMC is the investment adviser for Capital Group U.S. Multi-Sector Income ETF. Xavier Goss, Damien J. McCann, Scott Sykes and Shannon Ward, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 6455 Irvine Center Drive, Irvine, CA 92618.

(16)

CII is the investment adviser for the Board of Administration of the Water and Power Employees’ Retirement, Disability and Death Benefits Insurance Plan on behalf of the Retiree Health Benefits Fund. Damir Bettini, David Daigle, Robert Neithart, Kirstie Spence and Shannon Ward, as portfolio managers, have voting and investment power over the Common Stock held by the selling stockholder. CII or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CII and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406.

(17)

CRMC is the investment adviser for Capital World Bond Fund. Philip Chitty, Andrew A. Cormack and Thomas Reithinger, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406.

(18)

Capital International Sàrl (“CIS”) is the investment adviser for EMBO-FONDS, EMBO-BOCA, 312510. David Daigle and Shannon Ward, as portfolio managers, have voting and investment power over the Common Stock held by the selling stockholder. CIS or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CIS and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is Theodor-Heuss-Allee 70, 60486 Frankfurt am Main, Germany.

(19)

CRMC is the investment adviser for The Income Fund of America. Hilda L. Applbaum, Pramod Atluri, David A. Daigle, Dimitrije M. Mitrinovic, John R. Queen, Caroline Randall, Anidrudh Samsi, Andrew B. Suzman, Justin Toner and Shannon Ward, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 6455 Irvine Center Drive, Irvine, CA 92618.

(20)

Consists of 6,600,820 shares of Common Stock held for the account of Millstreet Credit Fund LP (“Credit Fund”) and 334,256 shares of Common Stock held for the account of Mercer QIF Fund Plc – Mercer Investment Fund 1 (“QIF Fund”). Millstreet Capital Management LLC (“Millstreet”) provides investment advisory services to Credit Fund and QIF Fund. Brian Connolly and Craig Kelleher are Managing Members of Millstreet and, in such capacity, may be deemed to beneficially own Common Stock held for the accounts of Credit Fund and QIF Fund. Each of Millstreet, Mr. Connolly and Mr. Kelleher disclaims beneficial ownership of such shares except to the extent of its or his pecuniary interest therein. The principal business office of is c/o Millstreet Capital Management LLC, 545 Boylston Street, 8th Floor, Boston, Massachusetts 02116.

(21)

Information reported is based on the Schedule 13D filed on August 21, 2023. Hein Park Capital Management LP and Hein Park Capital Management GP LLC, its general partner, and Courtney W. Warson, who manages and controls Hein Park Capital Management GP LLC, have shared voting and dispositive power over all of the shares reported. The principal business office of Hein Park Capital Management LP is 888 Seventh Avenue, 41st Floor, New York, NY 10019.

(22)

Information reported is based on the Schedule 13D filed on August 18, 2023. Beach Point Capital Management LP and Beach Point GP LLC, its sole general partner, have shared voting and dispositive power over all of the shares reported. The principal business office of Beach Point Capital Management LP is 1620 26th Street Suite 6000n, Santa Monica, California 90404.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transaction Policy

Pursuant to our director independence standards and our Corporate Governance Guidelines, we do not engage in transactions with non-employee directors or their affiliates if a transaction would cause an independent director to no longer be deemed independent, would present the appearance of a conflict of interest or is otherwise prohibited by law, rule or regulation. This includes, directly or indirectly, any extension, maintenance or renewal of an extension of credit to any of our directors. This prohibition also includes significant business dealings with directors or their affiliates, charitable contributions that would require disclosure in our proxy statement under the rules of the NYSE, and consulting contracts with, or other indirect forms of compensation to, a director. Any waiver of this policy may be made only by the Board and must be promptly disclosed to our stockholders. A copy of the policy can be found on our website (www.dieboldnixdorf.com) by clicking on “Company,” then “Investor Relations,” and then “Governance” and is available in print to any stockholder who requests it. Information on our website is not considered part of this Form S-1.

Related Party Transactions

On the Effective Date, the Company entered into the Registration Rights Agreement with certain parties (together with any person or entity that becomes a party to the Registration Rights Agreement, the “Holders”) that received shares of the Company’s Common Stock on the Effective Date as provided in the Plans. The Registration Rights Agreement provides Holders with registration rights for the Holders’ Registrable Securities (as defined in the Registration Rights Agreement).

Pursuant to the Registration Rights Agreement, the Company is required to file a Resale Shelf Registration Statement (as defined in the Registration Rights Agreement) with respect to the Registrable Securities within 90 calendar days of the Effective Date. The registration statement of which this prospectus forms a part, which we have filed with the SEC, has fulfilled this requirement. Subject to certain exceptions, the Company is required to use commercially reasonable efforts maintain the effectiveness of any such registration statement until the date on which all Registrable Securities registered thereunder are no longer Registrable Securities.

In addition, specified Holders have the right to demand that the Company effect the registration of any or all of the Registrable Securities (a “Demand Registration”) and/or effectuate the distribution of any or all of their Registrable Securities by means of an underwritten shelf takedown offering. The Company is not obligated to effect more than five Demand Registrations or more than four underwritten shelf takedown offerings and it need not comply with such a request unless the aggregate gross proceeds from such a sale will exceed specified thresholds and other conditions are met. The Company will not be obligated to effect an underwritten shelf takedown within 180 days after the consummation of a previous underwritten shelf takedown or Demand Registration.

Holders also have customary piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement.

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and the Company’s right to delay or withdraw a registration statement under certain circumstances. The Company will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods.

DESCRIPTION OF CAPITAL STOCK

Below, we have summarized the material terms of our Certificate of Incorporation (“Charter”), our Amended and Restated Bylaws (“Bylaws”) and relevant sections of the Delaware General Corporation Law (the “DGCL”). The summaries below are not intended to be complete and are subject to and qualified in their entirety by our full Charter and Bylaws, copies of which have been filed as exhibits to our registration statement on Form 8-A dated August 11, 2023 and are incorporated by reference into the registration statement of which this prospectus is a part, and by the applicable provisions of the DGCL.

Authorized Capital Stock

The Company has the authority to issue a total of 47,000,000 shares of stock of the Company, consisting of 45,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

The Board is granted authority to issue shares of Preferred Stock in series, and by filing a certificate pursuant to the DGCL (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof; provided, however, that the Board is authorized to provide for the issuance of shares of Preferred Stock solely in order to implement a stockholders’ rights plan.

The Company may not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the chapter 11 of the U.S. Bankruptcy Code; provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under such Section 1123(a)(6) of the U.S. Bankruptcy Code nor after such Section 1123(a)(6) of the U.S. Bankruptcy Code no longer applies to the Company, and (ii) may be amended or eliminated in accordance with applicable law.

Common Stock

Holders of Common Stock are entitled to cast one vote for each share of Common Stock held on each matter properly submitted to the stockholders for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to the Charter (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any Preferred Stock Designation relating to any series of Preferred Stock);

The Company’s outstanding shares of Common Stock are fully paid and nonassessable.

The Bylaws include a proxy access provision, which allows a stockholder, or a group of up to 20 stockholders in the aggregate, owning 3% of the outstanding Common Stock continuously for at least three years to nominate and include in the Company’s annual meeting proxy materials director nominees constituting up to 20% of the number of directors in office or two nominees, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws.

Preferred Stock

Under the Charter, the Board is authorized to issue shares of Preferred Stock in series, subject to any limitations prescribed by law, and to establish from time to time the number of shares to be included in each such series. With respect to any such series, the Board is authorized to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof; provided, however, that the Board is authorized to provide for the issuance of shares of Preferred Stock solely in order to implement a stockholders’ rights plan.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

Voting Rights

Subject to the rights of holders of any series of Preferred Stock then outstanding, each share of Common Stock shall be entitled to one vote per share, in person or by proxy, on all matters submitted to a vote of stockholders on which the holders of Common Stock are entitled to vote. Except as otherwise required in the Charter, Bylaws or by applicable law, the holders of voting stock shall vote together as one class on all matters submitted to a vote of stockholders generally. The Charter and Bylaws do not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. However, in a contested election, a plurality of the votes shall be enough to elect a director. The presence, in person or by proxy, of holders of a majority of voting power of all then-outstanding shares of capital stock of the Company generally entitled to vote at the meeting shall constitute a quorum at all meetings of the stockholders for the transaction of business.

All directors will be in one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected.

The Board is authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting, subject to the power of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Company to adopt, amend or repeal the Bylaws made by the Board.

Dividend Rights

The holders of shares of Common Stock shall be entitled to receive such dividends if and as declared by the Board from funds legally available therefor, subject to the rights of holders of Preferred Stock, if any.

No Preemptive Rights

No holder of capital stock has any preemptive right to subscribe for any shares of capital stock issued in the future.

Liquidation Rights

The holders of Common Stock shall be entitled to share ratably in the net assets remaining after payment of all liquidation preferences to the Preferred Stock, if any, that may be outstanding from time to time.

Anti-Takeover Provisions of Charter, Bylaws and DGCL

Delaware Anti-Takeover Law

The Company expressly elects not to be governed by Section 203(a) of the DGCL, which regulates corporate takeovers and generally prohibits a publicly-held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

Amendments to Governing Documents

Except as permitted by the DGCL, the amendment of any provision of the Charter requires approval by the Board and holders of a majority of the voting power of all then-outstanding shares of capital stock of the Company. Any amendment to the Bylaws requires the approval of either a majority of the Board or holders of a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally in the election of the Board.

Special Meetings of Stockholders

The Charter and Bylaws provide that special meetings of the stockholders may be called by the Chair of the Board, Chief Executive Officer, President or the Board.

Advance Notice of Stockholder Meetings

Notice of any annual or special meeting of stockholders, stating the time, date and place of the meeting, if any, the means by which stockholders can be present and vote at the meeting through the use of remote communications the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given to each stockholder of record entitled to vote at such meeting as of the record date not more than 60 days nor less than 10 days before such meeting.

Advance Notice for Nominations or Stockholder Proposals at Meetings

The Bylaws also prescribe the procedure that a stockholder must follow to nominate directors or bring business before stockholders’ meetings.

Nominations of persons for election to the Board and the proposal of business at stockholder meetings may be made (1) by or at the direction of the Board or a committee thereof, (2) by any stockholder who is a stockholder of record at the time of giving notice and at the time of the annual meeting, who is entitled to vote for the election of Directors at such meeting, or (3) any Eligible Stockholder (as defined below), or group of up to 20 Eligible Stockholders, who complies with the requirements and procedures set forth in the Bylaws and whose Stockholder Nominee (as defined below) is included in the Company’s proxy materials for the relevant annual meeting of stockholders. For a stockholder to nominate a candidate for director or to bring other business before a meeting, the Company must receive notice not less than 90 days nor more than 120 prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days from such anniversary date, notice by the stockholder must be so delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is made. Notice of a nomination for director must also include a description of various matters regarding the nominee and the stockholder giving notice, as set forth in the Bylaws. An “Eligible Stockholder” is a person or group (in the aggregate) that has owned 3% or more of the Company’s outstanding Common Stock continuously for at least three years.

Requests to include stockholder-nominated candidates in the Company’s proxy materials must be delivered to the Company within the time periods applicable to stockholder notices of nominations as described in the preceding paragraph. The maximum number of stockholder nominated candidates shall not exceed the greater of (i) two or (ii) 20% of the number of directors in office as of the last day on which notice of a nomination under these provisions may be delivered. The Bylaws provide a process to determine which candidates under these provisions exceed the maximum permitted number. Each stockholder seeking to include a director nominee in the Company’s proxy materials pursuant to these provisions is required to provide certain information, as set forth in the Bylaws. A stockholder nominee must also meet certain eligibility requirements, as set forth in the Bylaws.

At a meeting of stockholders, only such business (other than the nomination of candidates for election as directors in accordance with the Bylaws) will be conducted or considered as is properly brought before the annual meeting or a special meeting as specified in the Bylaws.

Stockholder Action by Written Consent

The Charter provides that any action required or permitted to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the then-outstanding shares of capital stock entitled to vote thereon were present.

Directors

The Board shall be composed of not more than 14 persons nor less than four persons, as may be fixed from time to time solely by a resolution adopted by a majority of the Board. At present, the Board is composed of eight members. Directors need not be stockholders.

Each director to be elected by stockholders shall be elected by a majority vote of the stockholders, except that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of votes. There is no cumulative voting in the election of directors. Directors may be removed, with or without cause, by a holders of a majority of voting power of all then-outstanding shares of capital stock of the Company generally entitled to vote.

Limitations on Liability and Indemnification of Officers and Directors

The Company’s Charter and Bylaws provide for indemnification of officers and directors of the Company and certain other persons to the full extent permitted by law, as now in effect or later amended, against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The Company may maintain insurance for the benefit of its directors, officers, employees and agents, insuring such persons against any expense, liability, or loss, including liability under the securities laws. In addition, the Company has entered into customary indemnification agreements with its directors and executive officers that require the Company to indemnify these persons for claims made against each of these persons because he or she is, was or may be deemed to be a director, officer, employee or agent of the Company or any of its subsidiaries. The Company are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Exclusive Forum

Under the Charter, unless the Company consents in writing to the selection of alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any action asserting a claim of breach of a fiduciary duty owed by any current or former director or officer or stockholder in such capacity, or (ii) any action as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware.

Transfer Agent and Registrar

The transfer agent for the Common Stock is Equiniti Trust Company, LLC.

Listing of the Common Stock

The Common Stock is listed on the NYSE under the symbol “DBD.”

PLAN OF DISTRIBUTION

The Common Stock offered by this prospectus may be sold or distributed from time to time by the selling stockholders, or by their pledgees, donees, partners, members, transferees or other successors, in any one or more of the following ways:

•	directly to one or more purchasers in privately negotiated transactions;

•	through underwriters;

•	through ordinary brokerage transactions, or other transactions involving brokers, dealers or agents;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act;

•	on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•

through block trades (including crosses) in which the broker or dealer engaged to handle the block trade will attempt to sell the Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•

through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through short sales;

•	in hedging transactions;

•	through the distribution by a selling stockholder to its partners, members or stockholders;

•	through a combination of any of the above methods of sale; or

•	by any other method permitted pursuant to applicable law.

Common Stock may also be exchanged pursuant to this prospectus for satisfaction of the selling stockholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.

The prices at which the shares of Common Stock offered by this prospectus are sold may include:

•	a fixed price or prices, which may be changed;

•	prevailing market prices at the time of sale;

•

prices related to prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	varying prices determined at the time of sale; or

•	negotiated prices.

At the time a particular offering of the Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling stockholders, the aggregate amount of Common Stock being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholders, (3) any discounts, commissions or concessions allowed or re-allowed to be paid to broker-dealers, (4) any other offering expenses, (5) any securities exchanges on which the Common Stock may be listed, (6) the method of distribution of the Common Stock, (7) the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers, and (8) any other material information.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Common Stock, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee. The list of selling stockholders may similarly be amended to include any donee, transferee or other successor of the selling stockholders.

The selling stockholders and any broker-dealers or agents who participate in the distribution of Common Stock may be deemed to be “underwriters.” As a result, any profits on the sale of the Common Stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities as underwriters under the Securities Act.

The Common Stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or dealers to purchase the Common Stock offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all of the offered Common Stock if any are purchased. Any public offering price and any discount or concession allowed or re-allowed or paid by underwriters or dealers to other dealers may be changed from time to time.

If Common Stock is sold through underwriters or broker-dealers, each selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions applicable to the sale of such selling stockholder’s Common Stock.

Each selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of Common Stock to be made directly or through agents.

The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of the Common Stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the Common Stock. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the Common Stock offered by this prospectus. To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the Common Stock by the selling stockholders. There can be no assurance that any selling stockholder will sell any or all of the Common Stock pursuant to this prospectus.

Pursuant to the Registration Rights Agreement, we are obligated to provide customary indemnification to the selling stockholders. In addition, we have agreed to pay all reasonable expenses incidental to the registration of the Common Stock, including the payment of federal securities law and state “blue sky” registration fees excluding underwriting discounts and commissions relating to the sale of Common Stock by the selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

This offering will terminate on the date that all of the Common Stock offered by this prospectus have been sold by the selling stockholders.

The selling stockholders may also sell Common Stock pursuant to Section 4(a)(7) of the Securities Act or Rule 144 under the Securities Act, or other exemption from registration under the Securities Act, rather than this prospectus, in each case if such exemption is available.

EXPERTS

The consolidated financial statements of Diebold Nixdorf, Incorporated as of December 31, 2022 and December 31, 2021 and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2022 consolidated financial statements contains an explanatory paragraph that states the Company projects that it will not generate sufficient cash from operations to meet its obligations as they become due over the next twelve months and that the Company is also required to raise equity capital to pay an outstanding principal amount of 8.50% Senior Notes due 2024 in excess of $20 million. These conditions raised substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that result from the outcome of that uncertainty

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon by Jones Day.

DIEBOLD NIXDORF, INCORPORATED

19,511,852 Shares of Common Stock

PRELIMINARY PROSPECTUS

            , 20        .

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table shows the costs and expenses payable in connection with the offering and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

Amount
SEC registration fee	$55,123
Accounting fees and expenses	(1)
Printing and engraving expenses	(1)
FINRA filing fee	(1)
Legal fees and expenses	(1)
Miscellaneous fees	(1)
Transfer Agent and Registrar Fees	(1)

Total	(1)

(1)

Fees and expenses (other than the SEC registration fee to be paid upon the filing of this registration statement) will depend on the number and nature of any offerings of securities made pursuant to this registration statement, and cannot be estimated at this time. An estimate of the aggregate expenses in connection with the distribution of securities being offered will be included in any applicable prospectus supplement.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is incorporated under the laws of the state of Delaware. Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise, if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him or her and incurred by him or her in any indemnified capacity, or arising out of his or her status as such, regardless of whether the corporation would otherwise have the power to indemnify him or her under the DGCL.

The Company’s Charter contains provisions that limit the liability of our directors and officers for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by the DGCL. Any amendment to, repeal or elimination of, these provisions or the adoption of any provision of the Certificate of Incorporation inconsistent with these provisions will not affect application of these provisions in respect of any act or omission that occurred prior to such amendment, adoption, repeal or elimination. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the fullest extent permitted by the DGCL.

In addition, the Company’s Bylaws contain provisions that, in certain circumstances, require us to indemnify our directors and officers to the fullest extent permitted by the DGCL, including the advancement of expenses incurred in connection with any proceeding against them as to which they could be indemnified. The Bylaws also provide that we are authorized to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity.

The Company maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him in any such capacity, subject to certain exclusions. The Company also maintains fiduciary liability insurance on behalf of any person involved in the management or administration of any employee benefit plan maintained by the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Bankruptcy Related Sales

On the Effective Date, in connection with the Debtors’ and the Dutch Scheme Companies’ emergence from the Chapter 11 Cases and Dutch Scheme Proceedings and pursuant to the Plans, the Company issued 37,566,668 shares of Common Stock to the parties entitled thereto pursuant to the Plans and other orders in the Debtors’ Chapter 11 Cases. Such shares were issued in reliance on the exemption from the registration requirements of the Securities Act provided by section 1145 of the U.S. Bankruptcy Code.

Other Sales

Issuance of the 2025 Notes

On July 20, 2020, the Company issued $700 million aggregate principal amount of 9.375% Senior Secured Notes due 2025 (the “2025 USD Senior Notes”) and Diebold Dutch issued €350 million aggregate principal amount of 9.000% Senior Secured Notes due 2025 (the “2025 EUR Senior Notes” and, together with the 2025 USD Senior Notes, the “2025 Senior Notes”) in separate offerings to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act and to persons outside the United States under Regulation S under the Securities Act. The 2025 USD Senior Notes were issued at a price of 99.031% of their principal amount, and the 2025 EUR Senior Notes were issued at a price of 99.511% of their principal amount.

The 2025 Senior Notes were canceled in connection with our emergence from the Chapter 11 Cases and Dutch Scheme Proceedings, pursuant to the Plans.

2022 Exchange Offers and Consent Solicitations

8.50% Senior Notes due 2024

On December 29, 2022 (the “Settlement Date”), the Company completed a private exchange offer and consent solicitation with respect to the then-outstanding 8.50% Senior Notes due 2024 issued by the Company (the “2024 Senior Notes”), which included (i) a private offer to certain eligible holders to exchange any and all 2024 Senior Notes for units (the “Units”) consisting of (a) new 8.50%/12.50% Senior Secured PIK Toggle Notes due 2026 issued by the Company (the “Senior Secured PIK Toggle Notes”) and (b) a number of warrants (the “Warrants”) to purchase common shares, par value $1.25 per share, of the Company (“Old Common Shares”) and (ii) a related consent solicitation to adopt certain proposed amendments to the indenture governing the 2024 Senior Notes to eliminate certain of the covenants, restrictive provisions and events of default intended to protect holders, among other things, from such indenture (collectively, the “2024 Exchange Offer and Consent Solicitation”).

Pursuant to the 2024 Exchange Offer and Consent Solicitation, the Company accepted $327,888,000 in aggregate principal amount of the 2024 Senior Notes (representing 81.97% of the aggregate principal amount outstanding of the 2024 Senior Notes) tendered for exchange and issued $333,616,814 in aggregate principal amount of Units consisting of $333,616,814 in aggregate principal amount of Senior Secured PIK Toggle Notes and 15,813,847 Warrants to purchase up to 15,813,847 Old Common Shares, which included, in the form of additional aggregate principal amount of Units and Senior Secured PIK Toggle Notes, accrued and unpaid interest to, but excluding, December 29, 2022, on the 2024 Senior Notes that were accepted for exchange, with amounts less than the minimum denomination of $2,000 aggregate principal amount and integral multiples of $1.00 in excess thereof paid in cash.

9.375% Senior Secured Notes due 2025 and 9.000% Senior Secured Notes due 2025

On the December 29, 2022, the Company also completed private exchange offers and consent solicitations with respect to the then-outstanding 2025 USD Senior Notes and the then-2025 EUR Senior Notes, which included (i) private offers to certain eligible holders to exchange (a) any and all 2025 USD Senior Notes for new senior secured notes (the “New 2025 USD Senior Notes”) having the same terms as the 2025 USD Senior Notes, other than the issue date, the first interest payment date, the first date from which interest will accrue and other than with respect to CUSIP and ISIN numbers and (b) any and all 2025 EUR Senior Notes for new senior secured notes (the “New 2025 EUR Senior Notes” and, together with the New 2025 USD Senior Notes, the “New 2025 Notes”) having the same terms as the 2025 EUR Senior Notes, other than the issue date, the first interest payment date, the first date from which interest will accrue and other than with respect to ISIN numbers and common codes and (ii) related consent solicitations to enter into supplemental indentures with respect to (a) the indenture governing the 2025 USD Senior Notes, dated as of July 20, 2020 and (b) the indenture governing the 2025 EUR Senior Notes, dated as of July 20, 2020 (the “2025 EUR Senior Notes Indenture” and, together with the 2025 USD Senior Notes Indenture, the “2025 Senior Notes Indentures”), in order to amend certain provisions of the 2025 Senior Notes Indentures to, among other things, permit the refinancing transactions set forth in the Transaction Support Agreement, dated as of October 20, 2022 (as amended, the “Transaction Support Agreement”), among the Company, certain of its subsidiaries and certain creditors (collectively, the “2025 Exchange Offers and Consent Solicitations”).

Pursuant to the 2025 Exchange Offers and Consent Solicitations, the Company accepted $697,299,000 in aggregate principal amount of the 2025 USD Senior Notes (representing 99.61% of the aggregate principal amount of the outstanding 2025 USD Notes) tendered for exchange and issued $718,137,000 in aggregate principal amount of the New 2025 USD Senior Notes. Diebold Dutch accepted €345,624,000 in aggregate principal amount of the 2025 EUR Senior Notes (representing 98.75% of the aggregate principal amount of the outstanding 2025 EUR Senior Notes) tendered for exchange and issued €355,950,000 aggregate principal amount of the New 2025 EUR Senior Notes. In addition, eligible holders received payment in cash for accrued and unpaid interest to, but excluding, the Settlement Date on the 2025 Senior Notes that were accepted for exchange.

Each of the 2024 Senior Notes, Units, Warrants, Senior Secured PIK Toggle Notes, New 2025 Notes and Old Common Shares were (i) issued in reliance on the exemption from the registration requirements of the Securities Act provided by Sections 3(a)(9) and 4(a)(2) of the Securities Act and (ii) canceled in connection with our emergence from the Chapter 11 Cases and Dutch Scheme Proceedings, pursuant to the Plans.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following Exhibits are filed as part of this registration statement unless otherwise indicated. All documents incorporated by reference below were filed pursuant to the Exchange Act by Diebold Nixdorf, Incorporated, file number 001-04879, unless otherwise indicated.

The exhibits below are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

Exhibit No.	Description of Exhibit

2.1

Order Confirming Debtors’ Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Diebold Holding Company, LLC and its Debtor Affiliates as revised July 7, 2023 (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 14, 2023)

2.2

Debtors’ Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Diebold Holding Company, LLC and its Debtor Affiliates as revised July 7, 2023 (incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 14, 2023)

3.1	Certificate of Incorporation of Diebold Nixdorf, Incorporated (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form 8-A filed with the SEC on August 11, 2023)

3.2	Amended and Restated Bylaws of Diebold Nixdorf, Incorporated (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form 8-A filed with the SEC on August 11, 2023)

5.1†	Opinion of Jones Day

10.1	Form of Employee Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015)

10.2	401(k) Restoration Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.5(v) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008)

10.3	401(k) Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.5(vi) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008)

10.4

Amendment to 401(k) Restoration Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.2(vii) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018)

10.5

Deferred Compensation Plan No. 2 for Directors of Diebold, Incorporated (incorporated by reference to Exhibit 10.7(iv) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008)

10.6

First Amendment to Deferred Compensation Plan No. 2 for Directors of Diebold, Incorporated (incorporated by referenced to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quartered ended June 20, 2015)

10.7

Form of Deferred Compensation Agreement and Amendment No. 1 to Deferred Compensation Agreement (incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1996)

10.8	Deferred Incentive Compensation Plan No. 2 (incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008)

10.9

Section  162(m) Deferred Compensation Agreement (as amended and restated January  29, 1998) (incorporated by reference to Exhibit 10.13 (ii) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998)

10.10

Senior Leadership Severance Plan, Amended and Restated Effective November 7, 2018 (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018)

Exhibit No.	Description of Exhibit

10.11

Domination and Profit and Loss Transfer Agreement, dated September 26, 2016, by and among Diebold Holding Germany Inc. & Co. KGaA and Wincor Nixdorf AG (English translation) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 29, 2016)

10.12	Offer Letter—Olaf Heyden (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017)

10.13

Service Agreement, dated February 24, 2021, by and between Diebold Nixdorf Holding Germany GmbH and Olaf Heyden (incorporated by reference to Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020)

10.14	Offer Letter—Ulrich Näher (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017)

10.15

Service Agreement, dated February 24, 2021, by and between Diebold Nixdorf Holding Germany GmbH and Dr. Ulrich Näher (incorporated by reference to Exhibit 10.28 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020)

10.16

Diebold Nixdorf, Incorporated 2017 Equity and Performance Incentive Plan, as amended May 6, 2022 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 11, 2022)

10.17

Offer Letter, dated February 21, 2018, by and between Diebold Nixdorf, Incorporated and Gerrard Schmid (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 21, 2018)

10.18

Change in Control Agreement, dated February 21, 2018, by and between Diebold Nixdorf, Incorporated and Gerrard Schmid (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on February 21, 2018)

10.19

Separation and Transition Agreement, dated February 9, 2022, by and between Diebold Nixdorf, Incorporated and Gerrard B. Schmid (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 10, 2022)

10.20

Offer Letter, dated February  9, 2022, by and between Diebold Nixdorf, Incorporated and Octavio Marquez (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 10, 2022)

10.21

Termination Agreement dated June 30, 2022, by and between Diebold Nixdorf, Incorporated and Dr. Ulrich Näher (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022)

10.22

Offer Letter, dated July 17, 2022, between Diebold Nixdorf, Incorporate and Joe Myers (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022)

10.23

Offer Letter, dated February 7, 2023, by and between Diebold Nixdorf, Incorporated and James Barna (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 9, 2023)

10.24

Separation Agreement and Release, dated December 1, 2022, by and between Diebold Nixdorf, Incorporated and Elizabeth Patrick (incorporated by reference to Exhibit 10.49 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022)

10.25	Form of Deferred Cash Award Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 3, 2023

Exhibit No.	Description of Exhibit

10.26

Form of Performance Cash Award Agreement by and between Diebold Nixdorf, Incorporated and Participants (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023)

10.27

Form of Retention Agreement Letter by and between Diebold Nixdorf, Incorporated and Octavio Marquez, Olaf Heyden and Jonathan Leiken (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023)

10.28

Retention Agreement Letter by and between Diebold Nixdorf, Incorporate and James Barna (incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023)

10.29

Credit Agreement, dated as of August 11, 2023, by and among Diebold Nixdorf, Incorporated, the financial institutions party thereto, as lenders, GLAS USA LLC, as administrative agent, and GLAS Americas LLC, as collateral agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 11, 2023)

10.30

Registration Rights Agreement, dated as of August 11, 2023, among Diebold Nixdorf, Incorporated and the stockholders party thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 11, 2023)

10.31	Diebold Nixdorf, Incorporated 2023 Equity and Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 11, 2023)

10.32

Separation Agreement, dated as of September 8, 2023, between Diebold Nixdorf, Incorporated and Olaf Heyden (incorporated by reference to Exhibit 10.32 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023)

10.33

First Amended and Restated Separation Agreement and Release, dated August 31, 2023, between Diebold Nixdorf, Incorporated and Jeffrey Rutherford (incorporated by reference to Exhibit 10.33 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023)

21.1	Subsidiaries of the Registrant as of September 30, 2023 (incorporated by reference to Exhibit 21.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023)

23.1†	Consent of KPMG LLP

23.2†	Consent of Jones Day (included in Exhibit 5.1)

24.1†	Power of Attorney (included in the signature page to this Registration Statement)

107†	Calculation of Filing Fee Tables

†	Filed herewith.

The agreements and other documents filed as exhibits to this report are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose. In particular, any representations and warranties made by us in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual state of affairs as of the date they were made or at any other time.

(b) Financial Statement Schedules.

Schedules have been omitted because the information set forth therein is not material, not applicable or is included in the financial statements or related notes of the prospectus which forms a part of this registration statement.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement..

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

6.

That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hudson, State of Ohio, on the 9th day of November, 2023.

DIEBOLD NIXDORF, INCORPORATED

By:	/s/ Elizabeth C. Radigan
Name:	Elizabeth C. Radigan
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

Each person whose signature appears below constitutes and appoints James Barna and Elizabeth C. Radigan, or any of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) and any additional registration statement related thereto permitted by Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act requisite and necessary to be done in connection therewith, as full for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Octavio Marquez Octavio Marquez	President, Chief Executive Officer and Director (Principal Executive Officer)	November 9, 2023

/s/ James Barna James Barna	Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	November 9, 2023

/s/ Patrick J. Byrne Patrick J. Byrne	Chairman of the Board	November 9, 2023

/s/ Arthur F. Anton Arthur F. Anton	Director	November 9, 2023

/s/ Marjorie L. Bowen Marjorie L. Bowen	Director	November 9, 2023

/s/ Matthew J. Espe Matthew J. Espe	Director	November 9, 2023

/s/ Mark Gross Mark Gross	Director	November 9, 2023

/s/ David H. Naemura David H. Naemura	Director	November 9, 2023

/s/ Emanuel R. Pearlman Emanuel R. Pearlman	Director	November 9, 2023